Exhibit 99.1

                 HEI ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS

    MINNEAPOLIS, June 22 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII - http://www.heii.com) today announced results for its third quarter of fiscal 2006, which ended May 27, 2006.

    Net sales for the third quarter of fiscal 2006 were $13.2 million, a 4% decrease from sales of $13.7 million reported in the third quarter of fiscal 2005. The Company reported a net loss of $1,111,000 or ($0.11) per share in the third quarter this year as compared to net income of $273,000 or $0.03 per share last year. Fiscal 2005 results included a claim settlement gain of $300,000.

    For the nine-month period ended May 27, 2006, net sales were $38.7 million, a decrease of 7% from the first nine months of fiscal 2005. The Company's net loss for the first nine months of fiscal 2006 was $3.4 million or ($0.36) per share versus a net income of $151,000 or $0.02 per share for the first nine months of fiscal 2005.

    "Revenues increased 12% from the second quarter of fiscal 2006 as our capacity expansion actions in our Tempe flex operation began to flow through to production. In the quarter, we saw nearly a 50% increase in the output of this unit," stated Mack Traynor, President and CEO. "We sustained a revenue shortfall in our AMO business due to a drop in design and development services in the quarter, primarily attributable to one customer. This not only impacted our revenue for the quarter but also adversely affected our gross profit margins. We are working actively to replace this revenue and we expect to have customer commitments for approximately $2.3 million of new business in place shortly. We believe that approximately $1.0 million of this business will fall into our fourth quarter. However, given our year to date revenues, we expect that revenues for the full year will be approximately $53.0 to $54.0 million," concluded Mr. Traynor.

    The Company will hold a conference call to discuss the Company's operating results and business strategies on Thursday June 22 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call is being web cast and is also accessible via telephone. To access the listen-only web cast, visit http://www.actioncast.acttel.com and enter Event ID 34390. The conference call can be accessed via telephone by dialing 1-800-240-5318 (outside the US, dial 303-262-2131). Specify conference reservation number 11064346.

                                    HEI, Inc.
                Consolidated Statements of Operations (Unaudited)
                      (In thousands, except per share data)

                                      Three Months Ended          Nine Months Ended
                                   ------------------------    ------------------------
                                     May 27,       May 28,       May 27,       May 28,
                                      2006          2005          2006          2005
                                   ----------    ----------    ----------    ----------
Net sales                          $   13,219    $   13,755    $   38,724    $   41,563
Cost of sales                          10,781        11,185        31,816        33,170
  Gross profit                          2,439         2,570         6,908         8,393
Operating expenses:
  Selling, general and
   administrative                       2,147         1,995         6,761         6,381
  Research, development
   and engineering                      1,063           690         3,140         2,462
  Gain on claim settlement                  -          (300)            -          (300)
  Operating income (loss)                (872)          185        (2,991)         (150)
Interest expense and other               (239)           88          (442)          301

  Income (loss) before
   income taxes                        (1,111)          273        (3,433)          151
Income taxes                                -             -             -             -
Net income (loss)                  $   (1,111)   $      273    $   (3,433)   $      151

  Deemed dividend on
   Preferred Stock                          -    $    1,072             -    $    1,072

  Net loss attributable
   to common stock                 $   (1,111)   $     (799)   $   (3,433)   $     (921)
Earnings (loss) Per
 Common Share:
  Basic and Diluted:
  Net Income (loss)                $    (0.12)   $     0.03    $    (0.36)   $     0.02
  Deemed dividend on
   Preferred Stock                                    (0.13)                      (0.13)
  Net loss attributable
   to common stock                 $    (0.12)   $    (0.10)   $    (0.36)   $    (0.11)

Weighted Average Shares
 Used in EPS Calculation
  Basic:                                9,491         8,381         9,457         8,365
  Diluted:                              9,491         8,381         9,457         8,365

                                    HEI, Inc.
                           Consolidated Balance Sheets
                                 (In thousands)

                                            May 27,       August 31,
                                             2006           2005
                                          ------------   ------------
                                          (unaudited)     (audited)
Cash and cash equivalents                 $        174   $        351
Accounts receivable, net                         8,047          9,278
Inventories                                      7,822          8,044
Other current assets                               811          2,486
Total current assets                            16,854         20,159
Net property and equipment                       8,087          6,889
Other assets                                     1,061            629
Total assets                              $     26,001   $     27,677

Line of credit                            $      2,420   $      2,563
Current maturities of long-term debt             1,052            484
Accounts payable and accruals                    7,276          8,148
Total current liabilities                       10,748         11,195
Long-term debt, less current maturities          3,003          1,813
Other long-term liabilities                        972            873
Total shareholders' equity                      11,278         13,796
Total liabilities and
 shareholders' equity                     $     26,001   $     27,677

    HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

    Headquarters & Microelectronics Division    PO Box 5000, 1495 Steiger Lake
                                                 Lane, Victoria, MN  55386

    - Advanced Medical Division                 4801 North 63rd Street, Boulder
                                                 CO  80301

    - High Density Interconnect Division        610 South Rockford Drive, Tempe,
                                                 AZ 85281

    RF Identification and Smart Card Division   1546 Lake Drive West,
                                                 Chanhassen, MN  55317

    FORWARD LOOKING INFORMATION

    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this press release include statements regarding the implementation of business strategies, growth of specific markets, potential sales and revenue figures and operational expectations. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of outstanding debt and receivables, and other risks detailed from time to time in HEI's SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
    -0-                             06/22/2006
    /CONTACT: Mack V. Traynor, CEO, or Timothy Clayton, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com
                http://www.actioncast.acttel.com /
    (HEII)